Exhibit 99.1

NYSE: TRV

Travelers Reports Fourth Quarter Net Income and Core Income per Diluted Share of $1.98 and $2.28, Respectively, Including Catastrophe Losses of $1.17 per Diluted Share

Fourth Quarter Return on Equity and Core Return on Equity of 9.3% and 11.1%, Respectively

Full Year Net Income and Core Income of $2.056 Billion and $2.043 Billion, Respectively, Including Catastrophe Losses of $1.949 Billion Pre-Tax ($1.267 Billion After-Tax)

Full Year Return on Equity and Core Return on Equity of 8.7% and 9.0%, Respectively

•             Fourth quarter net income of $551 million and core income of $633 million, including $499 million pre-tax ($324 million after-tax) of catastrophe losses.

•             Fourth quarter net income also included a charge of $129 million related to the passage of the Tax Cuts and Jobs Act of 2017.

•             Fourth quarter consolidated combined ratio of 95.5%; underlying combined ratio remained strong at 92.4%.

•             Fourth quarter net written premium growth of 6%; record full year net written premiums of $26.219 billion, up 5%.

•             Total capital returned to shareholders of $549 million in the quarter, including $351 million of share repurchases. Full year total capital returned to shareholders of $2.229 billion, including $1.440 billion of share repurchases.

•             Book value per share of $87.46 and adjusted book value per share of $83.36, up 5% and 4%, respectively, from year-end 2016.

•             Board of Directors declared quarterly dividend per share of $0.72.

New York, January 23, 2018 — The Travelers Companies, Inc. today reported net income of $551 million, or $1.98 per diluted share, for the quarter ended December 31, 2017, compared to $943 million, or $3.28 per diluted share, in the prior year quarter. Net income in the quarter included a charge of $129 million related to the passage of the Tax Cuts and Jobs Act of 2017 (TCJA). Net income in the quarter also included net realized investment gains of $70 million pre-tax ($47 million after-tax), as compared to $35 million pre-tax ($24 million after-tax) in the prior year quarter. Core income in the current quarter was $633 million, or $2.28 per diluted share, compared to $919 million, or $3.20 per diluted share, in the prior year quarter. The decrease in core income was primarily driven by significantly higher catastrophe losses and a benefit in the prior year quarter of $126 million pre-tax ($82 million after-tax) from the settlement of a reinsurance dispute. These impacts to core income were partially offset by higher net favorable prior year reserve development in the current quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2017	2016	Change		2017	2016	Change
Net written premiums	$6,424	$6,058	6%		$26,219	$24,958	5%
Total revenues	$7,451	$7,193	4		$28,902	$27,625	5
Net income	$551	$943	(42)		$2,056	$3,014	(32)
per diluted share	$1.98	$3.28	(40)		$7.33	$10.28	(29)
Core income	$633	$919	(31)		$2,043	$2,967	(31)
per diluted share	$2.28	$3.20	(29)		$7.28	$10.12	(28)
Diluted weighted average shares outstanding	275.7	285.1	(3)		278.6	291.0	(4)
Combined ratio	95.5%	90.0%	5.5	pts	97.9%	92.0%	5.9	pts
Underlying combined ratio	92.4%	92.0%	0.4	pts	92.6%	91.6%	1.0	pts
Return on equity	9.3%	15.8%	(6.5	)pts	8.7%	12.5%	(3.8	)pts
Core return on equity	11.1%	16.4%	(5.3	)pts	9.0%	13.3%	(4.3	)pts

	As of December 31,
	2017	2016	Change
Book value per share	$87.46	$83.05	5%
Adjusted book value per share	$83.36	$80.44	4%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We were pleased to report fourth quarter core income of $633 million and core return on equity of 11.1%, particularly in light of the high level of catastrophe losses arising out of the California wildfires,” commented Alan Schnitzer, Chairman and Chief Executive Officer. “The consolidated underlying combined ratio remained strong at 92.4% as our commercial business continued to perform well and results in our personal auto business improved meaningfully due to the successful execution of the pricing and underwriting actions we began implementing a year ago. Our high-quality investment portfolio generated net investment income of $467 million after-tax, benefiting once again from strong private equity returns. These results, together with our strong balance sheet, enabled us to return $549 million of excess capital to shareholders this quarter, including $351 million of share repurchases. For the full year, we returned over $2.2 billion to shareholders, including over $1.4 billion in share repurchases.

“We grew net written premiums by 6% in the quarter, including 5% in our commercial businesses and 8% in Personal Insurance, as we successfully executed our marketplace strategies in an improving pricing environment. In Business Insurance, domestic renewal premium change was 4%, the highest level in three years. We achieved rate increases more broadly across our product portfolio while maintaining retention at historically high levels, and we increased new business levels over the prior year quarter. In Bond & Specialty Insurance, domestic surety premiums increased 13% and retention in our domestic management liability business remained at record highs. In Personal Insurance, we achieved our dual objectives of double-digit renewal premium change in auto and continued growth in our industry-leading homeowners business.

“In a year of extremely high catastrophe losses for the industry, our ability to generate full year core income of $2.043 billion and core return on equity of 9.0% demonstrates the value of our franchise and our consistent capital management strategy. From a position of strength, we continue to invest in our competitive advantages, focusing on extending our lead in risk expertise, improving the experience for customers, agents and brokers, and enhancing productivity and efficiency. We are encouraged by the pricing environment, the opportunities afforded by a more level playing field for domestic insurers as a result of corporate tax reform and the prospect of a strengthening economy. We remain well positioned to continue to deliver shareholder value.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change
Underwriting gain:	$266		$590		$(324)		$404		$1,814		$(1,410)
Underwriting gain includes:
Net favorable prior year reserve development	293		264		29		592		771		(179)
Catastrophes, net of reinsurance	(499)		(137)		(362)		(1,949)		(877)		(1,072)

Net investment income	601		627		(26)		2,397		2,302		95

Other income/(expense), including interest expense	(77)		50		(127)		(287)		(131)		(156)
Core income before income taxes	790		1,267		(477)		2,514		3,985		(1,471)
Income tax expense	157		348		(191)		471		1,018		(547)
Core income	633		919		(286)		2,043		2,967		(924)
Net realized investment gains after income taxes	47		24		23		142		47		95
Impact of TCJA at enactment	(129)		—		(129)		(129)		—		(129)
Net income	$551		$943		$(392)		$2,056		$3,014		$(958)

Combined ratio	95.5%		90.0%		5.5	pts	97.9%		92.0%		5.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(4.4	)pts	(4.2	)pts	(0.2	)pts	(2.3	)pts	(3.2	)pts	0.9	pts
Catastrophes, net of reinsurance	7.5	pts	2.2	pts	5.3	pts	7.6	pts	3.6	pts	4.0	pts

Underlying combined ratio	92.4%		92.0%		0.4	pts	92.6%		91.6%		1.0	pts

Net written premiums
Business Insurance	$3,437		$3,280		5%		$14,270		$13,900		3%
Bond & Specialty Insurance	606		579		5		2,359		2,271		4
Personal Insurance	2,381		2,199		8		9,590		8,787		9
Total	$6,424		$6,058		6%		$26,219		$24,958		5%

Fourth Quarter 2017 Results

(All comparisons vs. fourth quarter 2016, unless noted otherwise)

Net income of $551 million after-tax decreased $392 million due to lower core income and a charge of $129 million related to the passage of the TCJA, partially offset by higher net realized investment gains. Net realized investment gains were $70 million pre-tax ($47 million after-tax), as compared to $35 million pre-tax ($24 million after-tax) in the prior year quarter. Core income of $633 million after-tax decreased $286 million, primarily due to the impact of significantly higher catastrophe losses and a benefit in the prior year quarter of $126 million pre-tax ($82 million after-tax) from the settlement of a reinsurance dispute. These impacts to core income were partially offset by higher net favorable prior year reserve development.

Underwriting results:

•                  The combined ratio of 95.5% increased 5.5 points due to higher catastrophe losses (5.3 points) and a higher underlying combined ratio (0.4 points), partially offset by higher net favorable prior year reserve development (0.2 points).

•                  The underlying combined ratio remained strong at 92.4%.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses in the fourth quarter of 2017 included $656 million pre-tax ($426 million after-tax) arising out of wildfires in California, partially offset by favorable development of $157 million pre-tax ($102 million after-tax) primarily related to the third quarter 2017 hurricanes.

Net investment income of $601 million pre-tax ($467 million after-tax) decreased 4%. Private equity returns remained strong but were lower than the prior year quarter, while fixed income returns declined in line with our expectations due to lower reinvestment rates available in the market.

Net written premiums of $6.424 billion increased 6%, reflecting growth in all segments. Retention remained high and renewal premium change improved across all segments, while new business increased in our commercial businesses.

Full Year 2017 Results

(All comparisons vs. full year 2016, unless noted otherwise)

Net income of $2.056 billion after-tax decreased $958 million due to lower core income and a $129 million charge related to the passage of the TCJA, partially offset by higher net realized investment gains. Net realized investment gains were $216 million pre-tax ($142 million after-tax) in the current year, as compared to $68 million pre-tax ($47 million after-tax) in the prior year. Core income of $2.043 billion after-tax decreased $924 million, primarily due to the impact of significantly higher catastrophe losses, lower net favorable prior year reserve development, a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses) and a benefit in the prior year of $126 million pre-tax ($82 million after-tax) from the settlement of a reinsurance dispute. These impacts to core income were partially offset by higher net investment income. In addition, income tax expense in the current year was reduced by $39 million as a result of the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 97.9% increased 5.9 points due to higher catastrophe losses (4.0 points), a higher underlying combined ratio (1.0 point), and lower net favorable prior year reserve development (0.9 points).

•                  The underlying combined ratio of 92.6% increased 1.0 point, primarily driven by loss cost trends that modestly exceeded earned pricing in Business Insurance, a high level of non-catastrophe fire-related losses in Business Insurance and higher non-catastrophe weather-related losses in Personal Insurance, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses in 2017 primarily resulted from wildfires in California, Hurricanes Harvey, Irma and Maria, and several winter, wind and hail storms throughout the United States.

Net investment income of $2.397 billion pre-tax ($1.872 billion after-tax) increased 4% driven by higher private equity returns, partially offset by fixed income returns that declined in line with our expectations due to lower reinvestment rates available in the market.

Record net written premiums of $26.219 billion increased 5% due to the same factors described above for fourth quarter 2017.

Shareholders’ Equity

Shareholders’ equity of $23.731 billion increased 2% from year-end 2016. Net unrealized investment gains included in shareholders’ equity were $1.414 billion pre-tax ($1.112 billion after-tax), compared to $1.112 billion pre-tax ($730 million after-tax) at year-end 2016. Book value per share of $87.46 and adjusted book value per share of $83.36 increased 5% and 4%, respectively, from year-end 2016.

The Company repurchased 2.6 million shares during the fourth quarter at an average price of $133.69 per share for a total cost of $351 million. Capacity remaining under the existing share repurchase authorization was $4.556 billion at the end of the quarter. At the end of fourth quarter 2017, statutory capital and surplus was $20.448 billion and the ratio of debt-to-capital was 21.7%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 22.5%, within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.72 per share. This dividend is payable on March 30, 2018, to shareholders of record as of the close of business on March 9, 2018.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change

Underwriting gain:	$399		$386		$13		$251		$769		$(518)
Underwriting gain includes:
Net favorable prior year reserve development	244		221		23		439		424		15
Catastrophes, net of reinsurance	(53)		(74)		21		(858)		(463)		(395)

Net investment income	449		467		(18)		1,786		1,701		85

Other income	2		123		(121)		24		168		(144)
Segment income before income taxes	850		976		(126)		2,061		2,638		(577)
Income tax expense	213		275		(62)		448		656		(208)
Segment income	$637		$701		$(64)		$1,613		$1,982		$(369)

Combined ratio	88.6%		88.6%		—	pts	97.8%		94.1%		3.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(6.7	)pts	(6.3	)pts	(0.4	)pts	(3.1	)pts	(3.1	)pts	—	pts
Catastrophes, net of reinsurance	1.4	pts	2.1	pts	(0.7	)pts	6.0	pts	3.4	pts	2.6	pts

Underlying combined ratio	93.9%		92.8%		1.1	pts	94.9%		93.8%		1.1	pts

Net written premiums by market
Domestic
Select Accounts	$661		$639		3%		$2,800		$2,729		3%
Middle Market	1,863		1,751		6		7,756		7,379		5
National Accounts	259		259		—		1,010		1,058		(5)
National Property and Other	381		394		(3)		1,691		1,779		(5)
Total Domestic	3,164		3,043		4		13,257		12,945		2
International	273		237		15		1,013		955		6
Total	$3,437		$3,280		5%		$14,270		$13,900		3%

Fourth Quarter 2017 Results

(All comparisons vs. fourth quarter 2016, unless noted otherwise)

Segment income for Business Insurance was $637 million after-tax, a decrease of $64 million, primarily driven by lower other income due to a benefit in the prior year quarter of $126 million pre-tax ($82 million after-tax) from the settlement of a reinsurance dispute.

Underwriting results:

•                  The combined ratio of 88.6% was consistent with the prior year quarter.

•                  The underlying combined ratio of 93.9% increased 1.1 points, primarily driven by the impact of loss cost trends that modestly exceeded earned pricing.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the segment’s domestic operations in (i) the workers’ compensation product line for multiple accident years and (ii) the commercial multi-peril product line for multiple accident years, partially offset by (iii) higher than expected loss experience in the commercial automobile product line for recent accident years.

Net written premiums of $3.437 billion increased 5% and benefited from higher renewal premium change, continued strong retention and an increase in new business.

Full Year 2017 Results

(All comparisons vs. full year 2016, unless noted otherwise)

Segment income for Business Insurance was $1.613 billion after-tax, a decrease of $369 million, primarily driven by significantly higher catastrophe losses, lower other income due to a benefit in the prior year of $126 million pre-tax ($82 million after-tax) from the settlement of a reinsurance dispute and a lower underlying underwriting gain, partially offset by higher net investment income. In addition, income tax expense in the current year was reduced by $15 million as a result of the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 97.8% increased 3.7 points due to higher catastrophe losses (2.6 points) and a higher underlying combined ratio (1.1 points).

•                  The underlying combined ratio of 94.9% increased 1.1 points, primarily driven by the impact of loss cost trends that modestly exceeded earned pricing and a high level of non-catastrophe fire-related losses, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the domestic (i) workers’ compensation product line for multiple accident years, (ii) the general liability product line (excluding an increase to asbestos and environmental reserves) for both primary and excess coverages for multiple accident years, (iii) the commercial multi-peril product line for liability coverages for multiple accident years, partially offset by (iv) a $225 million increase to asbestos reserves, (v) the impact of higher than expected loss experience in the commercial automobile product line for recent accident years and (vi) a $65 million increase to environmental reserves. Net unfavorable prior year reserve development in the segment’s international operations in Europe primarily resulted from the UK Ministry of Justice’s “Ogden” discount rate adjustment applied to lump sum bodily injury payouts.

Other income in the prior year included a $126 million pre-tax ($82 million after-tax) benefit from the settlement of a reinsurance dispute and the favorable settlement of a claims-related legal matter.

Net written premiums of $14.270 billion increased 3% and benefited from the same factors as described above for fourth quarter 2017.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change
Underwriting gain:	$94		$178		$(84)		$512		$761		$(249)
Underwriting gain includes:
Net favorable prior year reserve development	42		79		(37)		140		350		(210)
Catastrophes, net of reinsurance	2		(1)		3		(6)		(6)		—

Net investment income	54		62		(8)		228		239		(11)

Other income	8		7		1		24		21		3

Segment income before income taxes	156		247		(91)		764		1,021		(257)
Income tax expense	44		75		(31)		208		309		(101)
Segment income	$112		$172		$(60)		$556		$712		$(156)

Combined ratio	83.7%		67.8%		15.9	pts	77.4%		65.7%		11.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(7.2	)pts	(13.7	)pts	6.5	pts	(6.1	)pts	(15.5	)pts	9.4	pts
Catastrophes, net of reinsurance	(0.2	)pts	0.2	pts	(0.4	)pts	0.3	pts	0.3	pts	—	pts

Underlying combined ratio	91.1%		81.3%		9.8	pts	83.2%		80.9%		2.3	pts

Net written premiums
Domestic
Management Liability	$337		$332		2%		$1,367		$1,342		2%
Surety	196		173		13		793		757		5
Total Domestic	533		505		6		2,160		2,099		3
International	73		74		(1)		199		172		16
Total	$606		$579		5%		$2,359		$2,271		4%

Fourth Quarter 2017 Results

(All comparisons vs. fourth quarter 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $112 million after-tax, a decrease of $60 million, primarily driven by a lower underlying underwriting gain and lower net favorable prior year reserve development.

Underwriting results:

•                  The combined ratio of 83.7% increased 15.9 points due to a higher underlying combined ratio (9.8 points) and lower net favorable prior year reserve development (6.5 points), partially offset by favorable development on catastrophe losses that occurred earlier in 2017 (0.4 points).

•                  The underlying combined ratio of 91.1% increased 9.8 points, primarily due to a charge for a single international surety loss.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for management liability coverages for multiple accident years.

Net written premiums of $606 million increased 5%, reflecting an increase in domestic surety premiums, continued strong retention, improved renewal premium change and an increase in new business in domestic management liability.

Full Year 2017 Results

(All comparisons vs. full year 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $556 million after-tax, a decrease of $156 million, primarily driven by lower net favorable prior year reserve development and a lower underlying underwriting gain. In addition, income tax expense in the current year was reduced by $17 million as a result of the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 77.4% increased 11.7 points due to lower net favorable prior year reserve development (9.4 points) and a higher underlying combined ratio (2.3 points).

•                  The underlying combined ratio remained strong at 83.2% and increased 2.3 points, primarily due to a charge for a single international surety loss.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for management liability coverages for multiple accident years.

Net written premiums of $2.359 billion increased 4% and benefited from the same factors as described above for fourth quarter 2017.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change

Underwriting gain/(loss):	$(227)		$26		$(253)		$(359)		$284		$(643)
Underwriting gain/(loss) includes:
Net favorable/(unfavorable) prior year reserve development	7		(36)		43		13		(3)		16
Catastrophes, net of reinsurance	(448)		(62)		(386)		(1,085)		(408)		(677)

Net investment income	98		98		—		383		362		21

Other income	15		16		(1)		60		63		(3)

Segment income/(loss) before income taxes	(114)		140		(254)		84		709		(625)
Income tax expense/(benefit)	(64)		33		(97)		(44)		192		(236)
Segment income/(loss)	$(50)		$107		$(157)		$128		$517		$(389)

Combined ratio	108.7%		98.0%		10.7	pts	103.1%		95.8%		7.3	pts

Impact on combined ratio
Net (favorable)/unfavorable prior year reserve development	(0.3	)pts	1.6	pts	(1.9	)pts	(0.1	)pts	—	pts	(0.1	)pts
Catastrophes, net of reinsurance	18.6	pts	2.8	pts	15.8	pts	11.7	pts	4.9	pts	6.8	pts

Underlying combined ratio	90.4%		93.6%		(3.2	)pts	91.5%		90.9%		0.6	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,172		$1,058		11%		$4,646		$4,103		13%
Homeowners & Other	955		918		4		3,933		3,772		4
Total Agency	2,127		1,976		8		8,579		7,875		9
Direct to Consumer	90		79		14		361		309		17
Total Domestic	2,217		2,055		8		8,940		8,184		9
International	164		144		14		650		603		8
Total	$2,381		$2,199		8%		$9,590		$8,787		9%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Fourth Quarter 2017 Results

(All comparisons vs. fourth quarter 2016, unless noted otherwise)

Segment loss for Personal Insurance of $50 million after-tax compared to segment income of $107 million in the prior year quarter. The change was due to significantly higher catastrophe losses, partially offset by a higher underlying underwriting gain and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter.

Underwriting results:

•                  The combined ratio of 108.7% increased 10.7 points due to higher catastrophe losses (15.8 points), partially offset by a lower underlying combined ratio (3.2 points) and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter (1.9 points).

•                  The underlying combined ratio of 90.4% improved 3.2 points, primarily driven by the timing impact in the prior year quarter of higher loss estimates for auto bodily injury liability coverages and earned pricing that exceeded loss cost trends in the current quarter, partially offset by higher non-catastrophe weather-related losses. The underlying combined ratio also benefited from a lower expense ratio.

Net written premiums of $2.381 billion increased 8%. Agency Automobile net written premiums grew 11%, driven by renewal premium change of 11%. Agency Homeowners & Other net written premiums grew 4%, benefiting from policies in force growth of 5% year-over-year and positive renewal premium change.

Full Year 2017 Results

(All comparisons vs. full year 2016, unless noted otherwise)

Segment income for Personal Insurance was $128 million after-tax, a decrease of $389 million, primarily driven by significantly higher catastrophe losses, partially offset by higher net investment income, a higher underlying underwriting gain and net favorable prior year reserve development compared to net unfavorable prior year reserve development in the prior year. In addition, income tax expense in the current year was reduced by $7 million as a result of the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 103.1% increased 7.3 points due to higher catastrophe losses (6.8 points) and a higher underlying combined ratio (0.6 points), partially offset by net favorable prior year reserve development (0.1 points).

•                  The underlying combined ratio of 91.5% increased 0.6 points, primarily driven by an increase in non-catastrophe weather-related losses and the tenure impact of higher levels of new business in auto, partially offset by earned pricing that modestly exceeded loss cost trends and a lower expense ratio.

Net written premiums of $9.590 billion increased 9%, benefiting from the same factors as described above for the fourth quarter 2017.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 23, 2018. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-410-5148 within the U.S. and 1-303-223-4378 outside the U.S. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21875486 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $29 billion in 2017. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Effective April 1, 2017, the Company’s results are reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses were being managed as of that date, as well as the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten. While the segmentation of the Company’s domestic businesses was unchanged, the Company’s international businesses, which were previously managed and reported in total within the Business and

International Insurance segment, were disaggregated by product type among the three newly aligned reportable business segments. All prior periods presented have been reclassified to conform to this presentation. In connection with these changes, the Company revised the names and descriptions of certain businesses comprising the Company’s segments and has reflected other related changes.

Business Insurance — Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States, and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including inflation, recent changes in tax law, rapid changes in commodity prices, and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic and operational initiatives to improve profitability and competitiveness, and competitive advantages;

•                  new product offerings; and

•                  the impact of the Company’s acquisition of Simply Business.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk, and may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•                  the Company’s efforts to develop new products, expand in targeted markets, or improve business processes and workflows may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as our business processes become more digital;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada, the United Kingdom and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing U.S. accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment date, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis.  Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider core income when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2017	2016	2017	2016

Net income	$551	$943	$2,056	$3,014
Adjustments:
Net realized investment gains	(47)	(24)	(142)	(47)
Impact of TCJA at enactment	129	—	129	—
Core income	$633	$919	$2,043	$2,967

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions)	2017	2016	2017	2016

Net income	$551	$943	$2,056	$3,014
Income tax expense	309	359	674	1,039
Income before income taxes	860	1,302	2,730	4,053
Adjustments:
Net realized investment gains, pre-tax	(70)	(35)	(216)	(68)
Core income before income taxes	$790	$1,267	$2,514	$3,985

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains)/losses	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Basic income per share
Net income	$2.00	$3.32	$7.39	$10.39
Adjustments:
Net realized investment gains, after-tax	(0.17)	(0.09)	(0.51)	(0.17)
Impact of TCJA at enactment	0.47	—	0.47	—
Core income	$2.30	$3.23	$7.35	$10.22

Diluted income per share
Net income	$1.98	$3.28	$7.33	$10.28
Adjustments:
Net realized investment gains, after-tax	(0.17)	(0.08)	(0.51)	(0.16)
Impact of TCJA at enactment	0.47	—	0.46	—
Core income	$2.28	$3.20	$7.28	$10.12

Reconciliation of Segment Income to Total Core Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2017	2016	2017	2016

Business Insurance	$637	$701	$1,613	$1,982
Bond & Specialty Insurance	112	172	556	712
Personal Insurance	(50)	107	128	517
Total segment income	699	980	2,297	3,211
Interest Expense and Other	(66)	(61)	(254)	(244)
Total core income	$633	$919	$2,043	$2,967

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains)/losses, net of tax, included in shareholders’ equity	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains)/losses, net of tax	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2017	2016	2017	2016

Annualized net income	$2,202	$3,773	$2,056	$3,014
Average shareholders’ equity	23,735	23,830	23,671	24,182
Return on equity	9.3%	15.8%	8.7%	12.5%

Annualized core income	$2,530	$3,675	$2,043	$2,967
Adjusted average shareholders’ equity	22,795	22,428	22,743	22,386
Core return on equity	11.1%	16.4%	9.0%	13.3%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through December 31, 2017

	Twelve Months Ended December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through Dec. 31, 2017	13.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain/(loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada.  Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber attacks, explosions and infrastructure failures.  Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount.  Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company.  Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2017 ranged from approximately $17 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2017	2016	2017	2016

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$472	$463	$1,761	$1,920
Pre-tax impact of catastrophes	(499)	(137)	(1,949)	(877)
Pre-tax impact of net favorable prior year loss reserve development	293	264	592	771
Pre-tax underwriting gain	266	590	404	1,814
Income tax expense on underwriting results	50	197	54	615
Underwriting gain	216	393	350	1,199
Net investment income	467	493	1,872	1,846
Other income/(expense), including interest expense	(50)	33	(179)	(78)
Core income	633	919	2,043	2,967
Net realized investment gains	47	24	142	47
Impact of TCJA at enactment	(129)	—	(129)	—
Net income	$551	$943	$2,056	$3,014

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2017	2016	2017	2016

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,342	$3,740	$17,467	$15,070
Less:
Policyholder dividends	13	16	51	48
Allocated fee income	36	35	162	168
Loss ratio numerator	$4,293	$3,689	$17,254	$14,854

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,072	$1,013	$4,166	$3,985
General and administrative expenses (G&A)	1,084	1,048	4,170	4,154
Less:
Non-insurance G&A	33	8	77	31
Allocated fee income	69	71	285	290
Billing and policy fees and other	21	22	88	89
Expense ratio numerator	$2,033	$1,960	$7,886	$7,729

Earned premium	$6,626	$6,277	$25,683	$24,534

Combined ratio (1)
Loss and loss adjustment expense ratio	64.8%	58.8%	67.2%	60.5%
Underwriting expense ratio	30.7%	31.2%	30.7%	31.5%
Combined ratio	95.5%	90.0%	97.9%	92.0%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2017	2016

Shareholders’ equity	$23,731	$23,221
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	1,112	730
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22,619	22,491
Less:
Goodwill	3,951	3,580
Other intangible assets	342	268
Impact of deferred tax on other intangible assets	(44)	(64)
Tangible shareholders’ equity	$18,370	$18,707

Common shares outstanding	271.4	279.6

Book value per share	$87.46	$83.05
Adjusted book value per share	83.36	80.44
Tangible book value per share	67.70	66.91

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	December 31,	December 31,
($ in millions)	2017	2016
Debt	$6,571	$6,437
Shareholders’ equity	23,731	23,221
Total capitalization	30,302	29,658
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	1,112	730
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$29,190	$28,928

Debt-to-capital ratio	21.7%	21.7%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22.5%	22.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2017, as updated by our Form 8-K filed on October 19, 2017, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844
Seth Rosenberg
917.778.6877